Exhibit 16.1
June 20, 2011
Securities and Exchange Commission
100 F Street, Northeast
Washington, District of Columbia 20549

Re:	Express-1 Expedited Solutions, Inc.
We have read the statements that we understand Express-1 Expedited Solutions, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.
Yours truly,

Pender Newkirk & Company LLP
Certified Public Accountants
Tampa, Florida